EXHIBIT 99

NORTH AMERICAN TECHNOLOGIES CLOSES $14 MILLION DEBT

FINANCING WITH SPONSOR INVESTMENTS, LLC

Contact: Kevin Maddox, CEO / 281-847-0029 / kmaddox@natk.com

February 5, 2004, Houston, Texas—North American Technologies Group, Inc. (NASDAQ SC: NATK) announced today that the $14 million debt financing arranged by Sponsor Investments, LLC announced in August has been completed. Sponsor Investments is a group including Sammons Enterprises, Inc. of Dallas, Texas and members of Beta Capital Group, LLC. The details of the structure and the first $2,100,000 of the financing was announced August 22, 2003.

TieTek, LLC, a wholly-owned subsidiary of NATK, will apply the funds principally to accelerate the construction and start-up of two new production lines in Marshall, Texas. The TieTek™ composite railroad crosstie has demonstrated long life, low total installed cost and significant environmental benefits for the railroads. As a result, the Company believes that customer demand currently far exceeds manufacturing capacity. Production from the first new line at Marshall is anticipated to start on or about April 1, 2004 with the second line scheduled to start-up 60 days later. The two lines are expected to ramp up to full production 24 hrs/day, 7 days/wk operation within 90 days of start-up.

Dr. Henry W. Sullivan will continue as President of TieTek and will serve as Chairman of the Board of TieTek, LLC, the operating company for NATK’s railroad crosstie business. Management of NATK has been realigned to reflect increased emphasis on TieTek, the only operating subsidiary. Mr. Kevin C. Maddox, past CFO, has been elected CEO of the parent holding company NATK. Mr. John N. Bingham, previous past CFO, has returned and is now Acting CFO of NATK.

Henry Sullivan, President of TieTek, stated “We are now implementing our strategy at full speed. After 10 years of research, development, market testing, product demonstrations and commercial operation, we have all the resources in place to meet the requirements of our customers. We have the capital, the technology and most importantly, the people to do the job. NATK and TieTek are pleased to have the multidimensional support and partnership of our shareholders, Sponsor and the railroad industry.”

“We intend to aggressively expand manufacturing and to extend our product and production technology with continuing research and development, an aggressive patent program and by strategic acquisitions”, Sullivan added.

NATK, through its wholly-owned subsidiary TieTek, Inc. manufactures railroad ties using recycled plastics and scrap tires as raw material with a patented process. NATK’s composite railroad ties are an alternative to hardwood in railroad tie applications. The Company’s securities are listed on the Nasdaq Small Cap Market under the symbol NATK.

This press release may contain forward-looking statements involving risks and uncertainties. Statements in this press release that are not historical, including statements regarding management intentions, beliefs, expectations, representations, plans or predictions of the future are forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These risks include, but are not limited to, fluctuations in financial results, availability and customer acceptance of products and services, the impact of competitive products, services and pricing.